Net investment income distributions and capital gains distributions are determined in accordance with income tax regulations that may differ from accounting principles generally accepted in the United States of America. A fund is required to make distributions of any income and gains realized in the prior fiscal year. If a fund has a net investment loss or realized losses in the current year, such distributions may be in excess of the Fund's cumulative income and/or gains. However, a distribution in excess of net investment income or a distribution in excess of net realized gain is not a return of capital for tax purposes. These differences are due to differing treatments for items such as deferral of wash sales, foreign currency transactions, net operating losses and capital loss carryovers. Permanent items identified in the period ended October 31, 2006, have been reclassified among the components of net assets as follows:

        Undistributed           Undistributed           Paid-In
        Net Investment          Net Realized            Capital
           Income                 Gain/(Loss)
Janus Fund
$559,980                        $(477,514)              $(82,466)
Janus Balanced Fund
$(1,255)                        $21,807                 $(20,552)
Janus Contrarian Fund
$111,076                        $(15,161)               $(95,915)
Janus Enterprise Fund
$(324,159)                      $(9,239)                $(324,159)
Janus Fundamental Equity Fund
$28,422                         $(28,432)               $1
Janus Global Life Sciences Fund
$2,330,841                      $110,576                $(2,441,417)
Janus Global Opportunities Fund
$43,303                         $(43,304)               $1
Janus Global Research Fund
$60,763                         $(60,763)               $0
Janus Global Technology Fund
$9,586                          $(9,586)                $0
Janus Growth and Income Fund
$(30,922,714)                   $30,922,716             $2
Janus Mid Cap Value Fund
$(14,358,606)                   $14,358,603             $2
Janus Orion Fund
$(222,310)                      $222,309                $1
Janus Overseas Fund
$(2,773,048)                    $2,773,047              $1
Janus Research Fund
$(436,622)                      $436,622                $0
INTECH Risk-Managed Stock Fund
$0                              $4                      $(4)
Janus Small Cap Value Fund
$(2,051,138)                    $2,051,139              $(1)
Janus Triton Fund
$305,121                        $(305,121)              $(142)
Janus Twenty Fund
$2,299,140                      $(2,298,912)            $(228)
Janus Venture Fund
$7,152,894                      $(7,175,548)            $22,654
Janus Worldwide Fund
(84,987)                        $84,989                 $(2)
Janus Federal Tax-Exempt Fund
$(1)                            $0                      $1
Janus Flexible Bond Fund
$259,404                        $(222,934)              $(36,470)
Janus High-Yield Fund
$25,830                         $(25,830)               $0
Janus Short-Term Bond Fund
$(73)                           $74                     $(1)
Janus Money Market Fund
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Janus Government Money Market Fund
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Janus Tax-Exempt Money Market Fund
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Janus Smart Portfolio - Conservative
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Janus Smart Portfolio - Growth
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Janus Smart Portfolio - Moderate
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